Exhibit 10(r)

ONCOR

SPLIT-DOLLAR LIFE INSURANCE PROGRAM

SECTION 1.	PURPOSE

1.1	Purpose. The Oncor Split-Dollar Life Insurance Program (“Plan”) is established effective as of January 1, 2010 (“Effective Date”), as a spin-off plan and partial assumption by Oncor of certain frozen benefits previously provided for under the EFH Split-Dollar Life Insurance Program (“Prior Plan”). Oncor has been a participating employer under the Prior Plan. Effective as of the Effective Date of this Plan, Oncor has ceased its participation in the Prior Plan. This Plan assumes and provides for the satisfaction of the frozen benefits of Oncor’s employees and retirees previously provided for under the Prior Plan. This Plan is not intended to modify the frozen benefits of Participants as previously provided for under the Prior Plan, but is merely an assumption of such benefits hereunder.

The purpose of the Plan is to provide Participants with insurance on the life of each such Participant in recognition of his/her contributions to the Company, and for the purpose of continuing to maintain a competitive level of benefits. This Plan is designed as an “unfunded or insured welfare” plan maintained by the Company “for the purpose of providing benefits for a select group of management or highly compensated employees” and, therefore, is designed to be exempt from the reporting and disclosure requirements of Part 1 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

SECTION 2.	DEFINITIONS

2.1	Definitions. Whenever used hereinafter, the following terms shall have the meanings set forth below:

(a)	“Beneficiary” means the person or persons designated by the Participant to receive the Benefit payable from the Policy upon the death of the Participant.

(b)	“Benefit” means the amount specified for each Participant on Schedule “A” attached hereto and made a part hereof, which Benefit is payable from the Policy of life insurance issued on the life of the Participant under this Plan.

(c)	“Board of Directors” means the Board of Directors of the Company.

(d)	“Business Unit” means a subsidiary, division or operating unit of the Company designated by the Committee which will focus on its own unique products, services and markets.

(e)	“Change in Control” means, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of EFH Corp., Oncor Holdings or Oncor to a person (or group of persons acting in concert) who is not an Affiliate of any member of the Sponsor Group (defined below); (ii) a merger, recapitalization or other sale by EFH Corp., any member of the Sponsor Group or their Affiliates (defined below), to a person (or group of persons acting in concert) of the common stock of EFH , no par value (“EFH Common Stock”) that results in more than 50% of the EFH Common Stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective Affiliates; or (iii) a merger, recapitalization or other sale of EFH Common Stock by EFH, any member of the Sponsor Group or their Affiliates, after which the Sponsor Group owns less than 20% of the EFH Common Stock, and has the ability to appoint less than a majority of the directors to the board of directors of EFH (or of any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH than the Sponsor Group; provided however, that not withstanding the foregoing, (x) clause (i) above shall be deemed not to include any reference to EFH, and clauses (ii) and (iii) shall not apply, in each case, for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of Oncor Units or equity units of Oncor Holdings, (y) clause (i) above shall be deemed not to include any reference to Oncor Holdings for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of Oncor Units and (z) clause (i) above shall be deemed not to include any reference to Oncor for the purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfer of equity units of Oncor Holdings. For purpose of this plan, “Sponsor Group” means investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and Goldman, Sachs & Co., “Transfers” means to, directly or indirectly, transfer, sell, assign, pledge, hypothecate or otherwise dispose of Oncor Units, “Affiliates” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, for purposes of this Agreement, Texas Energy Future Co-Invest, LP shall not be deemed to be an Affiliate of the Sponsor Group or any member of the Sponsor Group, and “Oncor Units” means equity interests in Oncor or any Affiliate of Oncor (the material assets of which consist only of its direct or indirect interest in Oncor, or the assets of Oncor) used for the purposes of effecting a public offering of the vehicle holding the assets of Oncor.

(f)	“Collateral Assignment” means the document assigning an interest in the Policy to the Company, as set forth in Section 4.4 herein, the terms of which are hereby incorporated by reference herein.

(g)	“Committee” means the Oncor Plans Administrative Committee whose members are appointed from time to time by the Board of Directors or the Chief Executive of the Company.

(h)	“Company” or “Oncor” means Oncor Electric Delivery Company LLC, its successors and assigns.

(i)	“Disability Plan” means the group long-term disability income plan sponsored by the Company or an affiliate of the Company, and covering Participants.

(j)	“Early Termination” means any one or more of the following: (1) termination of employment with the Company prior to reaching age fifty-five (55) and obtaining at least fifteen (15) years of Accredited Service (as defined in the Retirement Plan); or (2) termination for cause, as determined solely in the discretion of the Plan Administrator.

(k)	“Executive Officer” means an executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(l)	“Insurer” means the insurance company or companies selected by the Committee to issue Policies pursuant to the Participation Agreements hereunder.

(m)	“Participant” means an individual who is a former Participant under the Prior Plan, and who is an employee or retiree of Oncor and is listed on Schedule A to this Plan. Participation in the Plan is frozen. Thus, no new Participants will be admitted to the Plan after the Effective Date.

(n)	“Participation Agreement” or “Agreement” means the agreement between the Participant and the Company (as successor to EFH), which was originally executed under the Prior Plan and is being assumed by Oncor hereunder and is incorporated herein by reference. The form of the Participation Agreement may be changed from time to time by the Committee.

(o)	“Plan Administrator” means the person(s) or entities appointed to assist the Committee in carrying out the operations of the Plan.

(p)	“Plan Retirement Date” means April 1 immediately following the Participant’s attainment of age sixty-five.

(q)	“Plan Year” means the twelve-month period beginning April 1 and ending March 31.

(r)	“Policy” and “Policies” means the policy or policies of life insurance issued pursuant to the Participation Agreements hereunder and shall include any substitutions, replacements, additional or supplemental policies.

(s)	“Retirement Plan” means the EFH Retirement Plan, or any successor plan providing comparable pension benefits to Participants.

(t)	“Trust” means the rabbi trust established by the Company to assist it in meeting its obligations under the Plan.

(u)	“Trustee” means the trustee appointed by the Committee to hold assets of the Plan.

SECTION 3.	ELIGIBILITY

Eligibility for participation in the Plan shall be limited to those individuals identified on Schedule A hereto. No new Participants shall be admitted to the Plan after the Effective Date.

SECTION 4.	POLICIES

4.1	Issuance. Each Participant, pursuant to the Participation Agreement, will take the required actions set forth in the Participation Agreement to cause a Policy to be issued by the Insurer on the life of the Participant and to be maintained in force at all times to provide the Benefits set forth herein.

4.2	Ownership. Subject to the Collateral Assignment of the Policy to the Company, each Participant or such Participant’s designee shall be the owner of the Policy (“Owner”) on such Participant’s life issued pursuant to the applicable Participation Agreement and, as such Owner and subject to Sections 8.2 and 10.2 herein, may exercise all rights of ownership with respect to such Policy.

4.3	Payment of Premiums. Except as set forth below with respect to Executive Officers, all premiums on the Policies acquired pursuant to Participation Agreements shall be promptly paid by the Company when and as they become due in accordance with and subject to the applicable Participation Agreement. The Company may pay such premiums from general corporate assets or it may choose to pay such premiums from Trust assets; provided that, upon and following a Change in Control, the provisions of Section 11 hereof shall control. Notwithstanding the foregoing, premium payments will not be paid by the Company or Trust on behalf of Executive Officers on a split-dollar life insurance basis. Instead, although the Company or Trust will make premium payments directly to the Insurer on behalf of Executive Officers in order to maintain the Policies with the Benefits contemplated herein, the full amount of such premium payments will constitute income to the Executive Officers and the Company will have no right to receive the amount of such compensation from the Executive Officers or the Policy. The Company’s right to recoup the amount of premium payments made on behalf of Executive Officers shall be limited to premium payments made prior to August 1, 2002, on a split-dollar life insurance basis under the Prior Plan, if any.

It is the Company’s intention that the Company’s financial obligation with respect to each Policy will be structured to be terminated upon the later of: (1) the Participant’s fifteenth (15th) year of full participation in the Plan, as set forth in Section 5.4 herein; or (2) the Participant’s attainment of age sixty-five (65), at which time the Policy is expected to have a cash surrender value sufficient, at least, to maintain the Policy in force at its level at such time. However, the Company may continue to pay additional premiums if actual cash surrender values are not sufficient to maintain the Policy in force at its level at such time.

4.4	Collateral Assignment of Policy. As security for the Participant’s obligations under the Participation Agreement, each Participant shall assign to the Company, by Collateral Assignment, an interest in the cash value and Benefits of the Policy on such Participant’s life. The Collateral Assignment of any Policy shall be in the form(s) approved, from time to time, by the Company in its sole discretion.

SECTION 5.	BENEFITS

5.1	Level. Benefits shall be payable from the Policy. The amount of the Benefit provided under the Policy with respect to each Participant is set forth on Schedule “A” attached to and made a part of this Plan.

5.2	Company’s Limited Obligation. The Company shall have no further obligation to provide Benefits other than to pay premiums, as set forth under Section 4.3 above, to maintain the Policy at the level set forth in Schedule “A” attached hereto and made a part of this Plan. The Participant, other Owner, or, in the event of the Participant’s death, the Beneficiary shall look solely to the Insurer and the Policy for payment of Benefits under the Plan.

5.3	Termination of Agreement. As set forth in the Participation Agreement, the Agreement shall terminate on the earlier of: (a) Early Termination; (b) death of the Participant; (c) the April 1 following the later of (i) the Participant obtaining age sixty-five (65), or (ii) fifteen (15) years of full participation in the Plan by the Participant, or (iii) upon actual cash surrender values being sufficient to maintain the Policy in force at its level at such time; or (d) termination of the Plan by the Board of Directors.

5.4	Distribution. If the Agreement terminates because of Early Termination, the Participant will pay to the Company an amount equal to the lesser of: (a) the total amount of premiums paid by the Company; or (b) the cash surrender value of the Policy. Upon receipt of this amount, the Company will release the Collateral Assignment. The Policy or the balance, if any, payable under the Policy will then be fully distributable according to the terms of the Policy. Notwithstanding the foregoing, this repayment obligation shall not apply to Executive Officers with respect to premium payments made by the Company on a non-split dollar life insurance basis as provided for in Section 4.3 hereof.

Notwithstanding anything herein seemingly to the contrary, in the event that the Participant: (a) retires under the Retirement Plan upon either: (i) obtaining age fifty-five (55) with fifteen (15) years of Accredited Service (as defined in the Retirement Plan), or (ii) obtaining age sixty-five (65) with less than fifteen (15) years of Accredited Service; or (b) becomes eligible for benefits under the Disability Plan, such Participant will remain a Participant in the Plan until the Participation Agreement otherwise terminates.

If the Agreement terminates because of reasons other than Early Termination, the Company will receive the total amount of premiums paid with respect to the Policy from the cash surrender value or, in the event of the Participant’s death, the Company will receive the amount in excess of the level of the Benefit payable from the proceeds of the Policy; provided, that such recoupment shall not apply to Executive Officers with respect to premium payments made by the Company on a non-split dollar life insurance basis as provided for in Section 4.3 hereof. The Participant, if such amount is not paid directly to the Company by the Insurer, agrees, pursuant to the Participation Agreement, to reimburse the Company for such amount. Upon receipt of this amount, the Company will release the Collateral Assignment with respect to the Policy. The Policy or the balance, if any, payable under the Policy, or, in the event of the Participant’s death, the level of the Benefit payable from the proceeds of the Policy will be fully distributable according to the terms of the Policy.

5.5	Tax Offset Payments. Following retirement, after attaining age fifty-five (55) with at least fifteen (15) years of Accredited Service (as defined in the Retirement Plan), or after attaining age sixty-five (65) with less than fifteen (15) years of Accredited Service, if and to the extent that a Participant may be deemed to realize gross income in any year for Federal income tax purposes on the economic benefit of the Policy on the Participant’s life (or other applicable measures for income tax purposes), the Company, in the discretion of the Plan Administrator, may pay to such Participant such amount as will fully compensate the Participant for all such taxes attributable to the receipt of such income and such payment in order to preserve for the Participant, on an after-tax basis, the full Benefits intended to be conferred by this Plan.

5.6	Claims. All claims for Benefits shall be filed with the Insurer.

SECTION 6.	TRANSFERABILITY AND SPEND THRIFT PROVISION

6.1	Nontransferability. Any assignment of the Policy by the Participant for estate planning, tax planning or other purposes shall be subject to the Collateral Assignment; and such Assignment shall so provide. Any rights to Benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant, other Owner or the Beneficiary.

SECTION 7.	DESIGNATION OF BENEFICIARIES

7.1	Specified Beneficiary. The Owner shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, are to receive, subject to the Collateral Assignment, the proceeds of the Policy. All Beneficiary designations shall be in writing and signed by the Owner, and shall be effective only if and when delivered to the Insurer during the lifetime of the Participant. The Owner may, from time to time during the Participant’s lifetime, change the Beneficiary or Beneficiaries by a signed, written instrument delivered to the Insurer. The payment of amounts shall be in accordance with the last unrevoked written designation of the Beneficiary that has been signed and so delivered.

SECTION 8.	RIGHTS OF PARTICIPANTS

8.1	Employment. All Participants understand that they are employees at will. Therefore, nothing in the Plan or Participation Agreement shall interfere with or limit in any way the right of the Company to terminate, for any or no reason, any Participant’s employment at any time, nor confer upon a Participant any right to continue in the employ of the Company.

8.2	Loans. Prior to the termination of the Participation Agreement, the Participant or other Owner shall not have the right to pledge the Policy as security for a loan or to obtain from the Insurer a loan against the cash surrender value of the Policy.

SECTION 9.	ADMINISTRATION

9.1	Administration. The Committee shall be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final, binding and conclusive for all purposes and upon all persons whomsoever. The Committee shall appoint a Plan Administrator to assist in carrying out the operations of the Plan.

SECTION 10.	RIGHTS OF COMPANY

10.1	Amendment or Termination of the Plan. The Board of Directors may amend, terminate, or suspend the Plan at any time. Any such amendment, termination, or suspension of the Plan shall be effective on such date as the Board of Directors may determine. An amendment or modification of the Plan may affect Participants at the time thereof, but no amendment or modification of the Plan for any reason may diminish any Participant’s Benefit as of the effective date thereof, including without limitation any of the provisions of Section 11 hereof. Upon Plan termination, all Participation Agreements shall terminate.

10.2	Loans. The Company shall have the right to obtain from the Insurer a loan against the cash surrender value of each Policy issued hereunder.

SECTION 11.	CHANGE IN CONTROL

11.1

Funding of Vested Portion of Benefit Upon and Following Change in Control. Notwithstanding any other provision of this Plan or any Agreement seemingly to the contrary, in the event of a Change in Control: (i) the Company or its successor shall promptly, and in any event within thirty (30) days following such Change in Control, make an irrevocable contribution to the Trust in an amount determined by the Committee sufficient to fully pay from Trust assets, the premiums on the then vested portion of all Policies in the manner described in Section 4.3 hereof until such time as each Policy has a cash surrender value sufficient, at least, to continue to maintain the then vested portion of the Policies in force in an amount at least equal to the Benefit level as of the date of the Change in Control; and (ii) no Agreement shall terminate by reason of Early Termination or the termination of this Plan, but each Agreement shall continue in effect until otherwise terminated upon the death of the Participant or the April 1 following the later of: (i) the Participant obtaining age sixty-five (65); or (ii) fifteen (15) years of full participation in the Plan and/or under the Agreement; or (iii) upon actual cash surrender values being sufficient to maintain the Policy in force at its level at such time, it being the intent of this provision that, following a Change in Control, the Benefits provided for in this Plan shall be fully funded in the Trust and nonforfeitable. Thereafter, the Committee shall direct the Trustee to promptly pay the premiums on all Policies when and as they become due. At least annually prior to the premium due date of the Policies, the Committee shall evaluate the amount of assets held in the Trust and shall make additional irrevocable contributions to the Trust, in amounts determined by the Committee, such that, at all times, the Trust shall maintain assets which, at a minimum, shall be sufficient to pay the premiums on at least the vested portion of all Policies as of the date of the Change in Control until such time as each Policy has a cash surrender value sufficient, at least, to continue to maintain the Policies in force in an amount at least equal to the vested level as of the date of the Change in Control. Upon the occurrence of a Change in Control, each outstanding Agreement shall automatically, and without any action on the part of any party, be deemed to incorporate the provisions of this Section 11, and the provisions of this Section 11 shall control and take precedence over any contrary or seemingly conflicting provision (or absence of a provision) elsewhere in this Plan or in any Agreement.

SECTION 12.	REQUIREMENTS OF LAW

12.1	Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.

EXECUTED effective as of the effective date first set forth above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Debra L. Elmer
Debra L. Elmer
Senior Vice President, Human Resources